FOR IMMEDIATE RELEASE
ROADRUNNER TRANSPORTATION SYSTEMS REPORTS
2013 SECOND QUARTER RESULTS AND ANNOUNCES
THIRD QUARTER 2013 GUIDANCE
Cudahy, WI - July 31, 2013 - Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics service provider, today reported financial results for the three and six months ended June 30, 2013.
Roadrunner's summary financial results for the three and six months ended June 30 are highlighted below. Second quarter 2013 net income available to common stockholders increased 37.0% over the prior year quarter to $14.0 million. Second quarter diluted income per share available to common stockholders increased 15.6% over the prior year to $0.37. Excluding acquisition transaction expenses of $0.3 million related to the second quarter acquisitions of Wando Trucking and Adrian Carriers, diluted income per share would have been $0.38.
The difference between Roadrunner's 37.0% increase in net income available to common stockholders for the three months ended June 30, 2013 and the 15.6% increase in diluted income per share available to common stockholders for the three months ended June 30, 2013 results from the December 2012 stock offering which increased the weighted averaged diluted shares outstanding by 3.9 million shares and impacted diluted income per share by $0.05.

	Three Months Ended		Six Months Ended
(In thousands, except per share data)	June 30,		June 30,
	2013	2012	2013	2012
Total revenues	$331,908	$262,546	$631,288	$499,119
Net revenues (total revenues less purchased transportation costs)	$103,986	$76,671	$197,024	$146,214
Depreciation and amortization	3,846	2,125	7,201	4,085
Other operating expenses	75,452	55,903	145,998	108,708
Acquisition transaction expenses	290	70	290	208
Operating income	$24,398	$18,573	$43,535	$33,213
Net income available to common stockholders	13,970	10,200	24,552	18,131
Weighted average diluted shares outstanding	37,307	32,186	36,442	32,182
Diluted income per share available to common stockholders	$0.37	$0.32	$0.67	$0.56

2013 Second Quarter Results
In discussing the company's second quarter performance, Mark DiBlasi, President and CEO of Roadrunner, said,
“Strong performance across all of our business segments generated second quarter revenue growth of 26.4% and net revenue growth of 35.6%. Due to sales and operational initiatives, our operating income growth of 31.4% outpaced revenue. Our operating ratio improved 30 basis points to 92.6%, compared to 92.9% in the second quarter of 2012.

“Our LTL operating ratio remained the same quarter-over-quarter and improved sequentially to 91.9% in the second quarter of 2013 from 93.2% in the first quarter of 2013. Our continued initiatives to expand into new geographic regions, build density, improve pricing, and enhance productivity, as well as the addition of Expedited Freight Systems (EFS) in August 2012, resulted in a net revenue margin improvement from 25.8% in the second quarter of 2012 to 28.8% in the second quarter of 2013.
“Our continued performance initiatives led to our TL operating ratio improving to 93.0% in the second quarter of 2013 from 93.9% in the second quarter of 2012. TL revenues grew by $50.2 million, or 45.2%, from the prior year quarter. Incremental revenues from our 2012 and 2013 acquisitions accounted for $43.3 million of the increase, with the remaining $6.9 million representing organic growth of 6.2% from our existing business. The positive impact of the acquisitions and operating leverage associated with our revenue growth led to a 66.2% increase in our TL operating income quarter-over-quarter.
“TMS revenue grew $3.8 million, or 16.6%, in the second quarter of 2013 from the prior year quarter, primarily due to our 2013 acquisition of Adrian Carriers. This growth, along with a $0.7 million contingent purchase price adjustment, led to a 43.4% increase in TMS operating income quarter-over-quarter."
2013 Third Quarter Guidance
In commenting on guidance for the third quarter of 2013, Peter Armbruster, CFO of Roadrunner, said, “We anticipate our revenues for the third quarter to be in the range of $355 million to $380 million, representing an increase of 27% to 36% from the third quarter of 2012. We expect diluted income per share available to common stockholders to be between $0.36 and $0.39, compared to diluted income per share available to common stockholders of $0.31 in the prior year quarter. Our diluted per share guidance represents an increase of 16% to 26% from the third quarter of 2012 diluted income per share of $0.31. We expect net income available to common stockholders to be between $13.4 million and $14.6 million, representing an increase of 36% to 48% from the third quarter of 2012. Our guidance reflects weighted average diluted shares outstanding of 37.7 million.
2013 Second Quarter Segment Information
Roadrunner has three operating segments: less-than-truckload (LTL), truckload and logistics (TL), and transportation management solutions (TMS). The following highlights exclude intercompany eliminations and corporate expenses.
LTL revenues, including fuel, increased 13.0% to $146.5 million for the second quarter of 2013 from $129.7 million for the second quarter of 2012. LTL net revenues for the second quarter of 2013 were $42.3 million, or 28.8% of LTL revenues, compared to $33.4 million, or 25.8% of LTL revenues, for the second quarter of 2012. LTL operating income was $11.8 million, or 8.1% of LTL revenues, for the second quarter of 2013 compared to $10.5 million, or 8.1% of LTL revenues, for the second quarter of 2012.

Summary LTL operating statistics for the three and six months ended June 30 are shown below.

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	% Change	2013	2012	% Change
Operating ratio	91.9	91.9		92.6	92.4
Tonnage (in thousands of tons)	404.3	338.2	19.5%	774.3	654.3	18.3%
Shipments (in thousands)	628.2	515.6	21.8%	1,200.2	1,002.5	19.7%
Revenue per hundredweight (incl. fuel)	$17.88	$18.91	(5.4%)	$17.90	$18.87	(5.1)%
Revenue per hundredweight (excl. fuel)	$14.69	$15.44	(4.9%)	$14.66	$15.40	(4.8)%
Weight per shipment (lbs.)	1,287	1,312	(1.9%)	1,290	1,305	(1.1%)
Linehaul cost per mile (excl. fuel)	$1.23	$1.24	(0.8%)	$1.23	$1.24	(0.8)%

Note: Other than operating ratio, the statistics above do not include (i) adjustments for undelivered freight required for financial statement purposes in accordance with Roadrunner's revenue recognition policy; and (ii) non-LTL related business captured within the LTL segment. Operating statistics include EFS beginning as of the date of acquisition, August 10, 2012.

TL revenues increased 45.2% to $161.2 million for the second quarter of 2013 from $111.0 million for the second quarter of 2012. The improvement was primarily due to increases in market pricing and load growth, increased utilization of Roadrunner's TL brokerage agent network, and the acquisitions of D&E Transport, CTW Transport, R&M/Sortino, Central Cal, A&A, DCT, and Wando Trucking. For the second quarter, these acquisitions collectively contributed incremental TL revenues of $43.3 million. Overall, TL net revenues for the second quarter of 2013 were $52.3 million, or 32.4% of TL revenues, compared to $36.5 million, or 32.9% of TL revenues, for the second quarter of 2012. TL operating income was $11.4 million, or 7.0% of TL revenues, for the second quarter of 2013 compared to $6.8 million, or 6.1% of TL revenues, for the second quarter of 2012.
TMS revenues for the second quarter of 2013 increased 16.6% to $27.0 million from $23.1 million for the second quarter of 2012. TMS net revenues for the second quarter of 2013 were $9.5 million, or 35.0% of TMS revenues, compared to $6.7 million, or 29.1% of TMS revenues, for the second quarter of 2012. TMS operating income was $4.0 million for the second quarter of 2013, compared to $2.8 million for the second quarter of 2012.
Conference Call
A conference call is scheduled for Wednesday, July 31, 2013 at 4:30 p.m. Eastern Time. To access the conference call, please dial 866-318-8614 (U.S.) or 617-399-5133 (International) approximately 10 minutes prior to the start of the call. Callers will be prompted for passcode 42036242. The conference call will also be available via live webcast under the Investor Relations section of Roadrunner's website, www.rrts.com.
If you are unable to listen to the live call, a replay will be available through August 7, 2013, and can be accessed by dialing 888-286-8010 (U.S.) or 617-801-6888 (International). Callers will be prompted for passcode 61295245. An archived version of the webcast will also be available under the Investor Relations section of Roadrunner's website, www.rrts.com.

About Roadrunner Transportation Systems, Inc.
Roadrunner is a leading asset-light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload and logistics, transportation management solutions, intermodal solutions, and domestic and international air. For more information, please visit Roadrunner's website, www.rrts.com.
Safe Harbor Statement
This release contains forward-looking statements that relate to future events or performance, including statements regarding Roadrunner's performance; Roadrunner's sales and operational initiatives; Roadrunner's initiatives to expand into new geographic regions, build density, improve pricing, and enhance productivity; the impact of Roadrunner's December 2012 stock offering; the impact of Roadrunner's acquisitions; and Roadrunner's expected revenues, diluted income per share available to common stockholders, net income available to common stockholders, and weighted average diluted shares outstanding for the third quarter of 2013. These statements reflect Roadrunner's current expectations, and Roadrunner does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Roadrunner's control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the integration of acquired companies, competition in the transportation industry, the impact of the current economic environment, Roadrunner's dependence upon purchased power, the unpredictability of and potential fluctuation in the price and availability of fuel, the effects of governmental and environmental regulations, insurance in excess of prior experience levels, and other "Risk Factors" set forth in Roadrunner's most recent SEC filings.
(Tables Follow)

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues	$331,908	$262,546	$631,288	$499,119
Operating expenses:
Purchased transportation costs	227,922	185,875	434,264	352,905
Personnel and related benefits	36,670	28,963	71,526	55,696
Other operating expenses	38,782	26,940	74,472	53,012
Depreciation and amortization	3,846	2,125	7,201	4,085
Acquisition transaction expenses	290	70	290	208
Total operating expenses	307,510	243,973	587,753	465,906
Operating income	24,398	18,573	43,535	33,213
Interest expense:
Interest on long-term debt	1,610	2,071	3,485	3,869
Dividends on preferred stock subject to mandatory redemption	—	—	—	49
Total interest expense	1,610	2,071	3,485	3,918
Income before provision for income taxes	22,788	16,502	40,050	29,295
Provision for income taxes	8,818	6,302	15,498	11,164
Net income available to common stockholders	$13,970	$10,200	$24,552	$18,131
Earnings per share available to common stockholders:
Basic	$0.39	$0.33	$0.70	$0.59
Diluted	$0.37	$0.32	$0.67	$0.56
Weighted average common stock outstanding:
Basic	35,585	30,821	35,289	30,782
Diluted	37,307	32,186	36,442	32,182

ROADRUNNER TRANSPORTATION SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$5,423	$11,908
Accounts receivable, net of allowances of $1,182 and $1,476, respectively	152,752	122,947
Deferred income taxes	3,595	3,800
Prepaid expenses and other current assets	22,257	26,461
Total current assets	184,027	165,116
Property and equipment, net of accumulated depreciation of $25,663 and $20,108, respectively	93,176	68,576
Other assets:
Goodwill	459,808	442,143
Intangible assets, net	14,374	12,710
Other noncurrent assets	10,363	12,263
Total other assets	484,545	467,116
Total assets	$761,748	$700,808
LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Current maturities of long-term debt	$17,000	$17,000
Accounts payable	63,571	54,887
Accrued expenses and other liabilities	27,874	29,132
Total current liabilities	108,445	101,019
Long-term debt, net of current maturities	158,000	144,500
Other long-term liabilities	65,330	63,210
Total liabilities	331,775	308,729
Stockholders’ investment:
Common stock $.01 par value; 100,000 shares authorized; 35,838 and 34,371 shares issued and outstanding	358	344
Additional paid-in capital	338,362	325,034
Retained earnings	91,253	66,701
Total stockholders’ investment	429,973	392,079
Total liabilities and stockholders’ investment	$761,748	$700,808

Contact
Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648
Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210
ir@rrts.com